EXHIBIT 99.1

Agenus Corporate Update and First Quarter 2022 Financial Report

  Botensilimab data to be presented and Phase 2 trials to launch.
  AGEN1571 (ILT2) clinical trials to commence and data presented at AACR.
  AGEN2373 progressing in the clinic and Gilead milestone payment received.

LEXINGTON, Mass., May 10, 2022 (GLOBE NEWSWIRE) -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with an extensive pipeline of therapeutics designed to activate the immune response to cancers and infections, today provided a corporate update and reported financial results for the first quarter 2022.

“In the current challenging environment for the biotech industry, we are prioritizing our most promising clinical programs, including botensilimab combinations, as well as preclinical programs with the highest potential for engagement from collaborators,” said Garo Armen, PhD, Chairman and Chief Executive Officer of Agenus. “Needless to say, we are also taking decisive steps to contain costs across the board despite our reasonable cash position.”

Botensilimab, Agenus’ innate and adaptive immune stimulator, to advance to Phase 2

  Present updated data from our ongoing development program in the 3rd quarter.
  Phase 2 clinical studies to commence in colorectal, melanoma, and pancreatic cancers.
  All trials designed to demonstrate superiority to other immunotherapies and/or other standards of care.
  In addition, trials are designed to show benefit in cold tumors in combination with chemotherapy.

AGEN1571 clinical trials to commence; preclinical data presented at AACR

  Agenus’ first myeloid-targeting agent.
  Overcomes the suppression of anti-tumor response via the ILT2 pathway which drives resistance to CTLA-4 and PD-1 directed therapies.
  Rationale is further validated by the durable clinical responses achieved in PD-1 resistant cancers with an ILT4 antagonist discovered by Agenus and licensed to Merck.
  Provides advantages in enhanced activation of T, NK and NKT cells and a superior ability to switch myeloid cells to a pro-inflammatory state.
  Phase 1 study to commence.

Milestone payment received from Gilead for the clinical advancement of AGEN2373 targeting CD137

  Another key pathway for antitumor immunity with enhancement of T cell and NK cell proliferation, cytokine secretion, and cellular cytotoxicity.
  Phase 1b combination study with botensilimab ongoing in melanoma patients who have relapsed or are refractory to prior anti-PD-1 therapy.
  Gilead has an exclusive option to license AGEN2373, while Agenus can opt-in for a 50:50 profit share and US co-commercialization rights.
  Agenus received $5M milestone payment with up to $570 million in future potential option fees and milestones.

First Quarter 2022 Financial Results

We ended our first quarter 2022 with a cash and short-term investment balance of $263 million as compared to $307 million on December 31, 2021.

We recognized revenue of $26 million for the quarter ended March 31, 2022, which represents an increase of $14 million from the $12 million reported for the same quarter in 2021. Both numbers include revenue related to non-cash royalties earned, revenue recognized under our collaboration agreements, and in 2022, milestones received.

Net loss for the quarter ended March 31, 2022, was $51 million which includes non-cash expenses of $21 million compared to a net loss for the same period of 2021 of $54 million which includes non-cash expenses of $20 million. Per share losses were $0.19 in the first quarter of 2022 as compared to per share losses of $0.27 in the first quarter of 2021.

Cash used in operations for the three months ended March 31, 2022, was $52 million up from $43 million for the quarter ended March 31, 2021. The company has initiated cost containment measures with expected reductions in operating expenses in coming quarters.

Select Financial Information
(in thousands, except per share data)
(unaudited)

	March 31, 2022	December 31, 2021

Cash, cash equivalents and short-term investments	$262,687	$306,923

	Three months ended March 31,
	2022	2021

Revenues, research and development	$6,740	$1,571
Revenues, non-cash royalty	17,634	8,484
Revenues, other	1,567	1,664
Total Revenue	25,941	11,719

Research and development expenses	42,442	36,677
General and administrative expenses	18,953	16,352
Cost of service revenue	543	1,105
Other (income) expense	191	(2,579)
Non-cash interest expense	14,952	15,611
Non-cash contingent consideration fair value adjustment	(536)	(1,044)
Net loss	$(50,604)	$(54,403)

Net loss per share attributable to Agenus Inc. common stockholders:	$(0.19)	$(0.27)

Cash used in operations	$52,391	$42,744
Non-cash operating expenses	$21,069	$20,297

Conference Call
Tuesday, May 10, 2022, 8:30am ET
Dial-in numbers: (866) 374-5140 (US Toll-Free) or (404) 400-0571 (US Toll)
Conference PIN: 71044045#

Webcast
A live webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website at https://investor.agenusbio.com/events-and-presentations and via https://edge.media-server.com/mmc/p/5nove2tf.

About Agenus
Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer and infections. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its subsidiary MiNK Therapeutics), adjuvants, and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our Twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and Twitter.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements relating to the use of therapeutic candidates botensilimab, AGEN1571, and AGEN2373, for instance, statements regarding therapeutic benefit and efficacy, mechanism of action (including validation of mechanism of action), potency, durability, and safety profile of the therapeutic candidates, both alone and in combination with each other and/or other agents (e.g., botensilimab in combination with balstilimab); statements relating to future clinical and regulatory development plans for therapeutic candidates alone and in combination with other agents, including botensilimab in combination with balstilimab; statements relating to superiority of our therapeutic candidates over third party therapeutics and therapeutic candidates; statements relating to current or future manufacturing capabilities, manufacturing sustainability and cost-effective manufacturing; statements relating to planned savings or efficiencies; and any other statements containing the words "may," "expects," "anticipates," "will," “establish,” “potential,” “superiority,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact

Ethan Lovell
339-927-1763
ethan.lovell@agenusbio.com